Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 333-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674 and 333-159414 on Form S-8 and Registration Nos. 333-60350, 333-48841, 333-12031, 333-46676, 333-106401, 333-69476, 333-120612, 333-158234 and 333-165498 on Form S-3 of Cousins Properties Incorporated and subsidiaries (the “Company”) our report dated February 28, 2011 relating to the consolidated financial statements and financial statement schedule and our report dated February 28, 2011 on the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 28, 2011